As filed with the Securities Exchange Commission on March 13, 2025

Registration Statement No. 333-268519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-268519

UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL NORTHWEST, INC.

(Exact name of registrant as specified in its charter)

Washington	26-0610707
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
201 Wells Avenue South Renton, Washington 98057 (426) 255-4400
(Address of principal executive officers and zip code)

Joseph W. Kiley III

President and Chief Executive Officer

First Financial Northwest, Inc.

201 Wells Avenue South

Renton, Washington 98057

(425) 255-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:

Kevin E. Strachan, Esq.

Fenimore Kay Harrison LLP

191 Peachtree Street NE

Suite 849

Atlanta, Georgia 30303

(770) 282-5111

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration on Form S-3 (the “Registration Statement”), File No. 333-268519, filed with the Securities and Exchange Commission on November 22, 2022, of First Financial Northwest, Inc., a Washington corporation (the “Registrant”), pertaining to the registration of the Registrant’s securities in combination from time to time in one or more offerings for total gross proceeds of up to $75,000,000.

The Registrant is party to the Purchase and Assumption Agreement, dated as of January 10, 2024, by and among the Registrant, First Financial Northwest Bank, a Washington chartered commercial bank and wholly-owned subsidiary of the Registrant (the “Bank”), and Global Federal Credit Union, a federally chartered credit union (“Global”), pursuant to which Global will acquire substantially all of the assets and assume substantially all of the liabilities of the Bank (the “Acquisition”). Following the Acquisition, the Registrant and the Bank will settle their remaining obligations, distribute their remaining cash to the Registrant’s shareholders and dissolve.

In anticipation of the closing of the Acquisition, the offering of the securities pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 removes from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Renton, State of Washington, on the 13th day of March, 2025.

FIRST FINANCIAL NORTHWEST, inc.

By:	/s/ Richard P. Jacobson
Richard P. Jacobson
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.